Exhibit 10.19

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into between Dr. Ruth G. Shaw (“Dr. Shaw”) and Duke Power Company (“Duke”). In consideration of the mutual covenants and promises of Dr. Shaw and Duke, Duke and Dr. Shaw agree as follows:

1. At the time of her employment, Dr. Shaw and Duke entered into the Supplemental Compensation Agreement dated March 31, 1992 and attached to this Agreement as Exhibit A. The Supplemental Compensation Agreement was based upon the Duke Employees’ Retirement Plan and Stock Purchase Savings Program in effect at the time the Agreement was entered into by the parties. Effective January 1, 1997, new retirement and stock savings plans went into effect at Duke. The purpose of this Supplemental Compensation Agreement is to replace the Supplemental Compensation Agreement attached as Exhibit A. Dr. Shaw and Duke therefore agree that the Supplemental Compensation Agreement attached as Exhibit A shall, as of January 1, 1997, be null and void and shall be superseded by this Supplemental Compensation Agreement.

2. In addition to Dr. Shaw’s actual years of service, Duke will impute twenty (20) years of service for the purpose of determining the amount of vacation for which Dr. Shaw is eligible under the terms of Duke’s Vacation Plan.

3. Effective January 1, 1997, Duke will add the sum of Fifty Thousand Dollars ($50,000) to Dr. Shaw’s supplemental account in Duke’s Executive Cash Balance

Plan. This amount will be paid from Duke’s general assets. This amount shall be subject to the same vesting requirements as are all other amounts in Dr. Shaw’s supplemental account in Duke’s Executive Cash Balance Plan and may be distributed only in accordance with the terms of such plan,

4. Should Dr. Shaw leave Duke’s employ at any time prior to reaching age sixty-two (62) and should her leaving not be the result of her election or discharge for good cause, Duke shall pay Dr. Shaw when she reaches the age of sixty-two (62) a retirement supplement lump sum cash payment equal to Two Million Four Hundred Seventy-Five Thousand Dollars ($2,475,000) less the sum of her Retirement Cash Balance Plan and Executive Cash Balance Plan accounts at the date of her leaving, grown at a rate of seven percent (7%) per year to the age of sixty-two (62). Should disability occur after Dr. Shaw leaves Duke’s employ, but prior to the age of sixty-two (62), Duke will pay Dr. Shaw a lump sum cash payment equal to the present value of the age sixty two (62) retirement supplemental discounted at a rate of seven percent (7%) per year to the date of disability. Should death occur after Dr. Shaw leaves Duke’s employ, but prior to the age of sixty two (62), Duke will pay to Dr. Shaw’s designated beneficiary a lump sum cash payment equal to the present value of the age sixty two (62) retirement supplemental discounted at a rate of seven percent (7%) per year to the date of death. Any amounts paid will be from Duke’s general assets.

5. Should Dr. Shaw die while in Duke’s employ, then Duke shall pay to Dr. Shaw’s designated beneficiary an amount equal to one and one-half (1.5) times Dr. Shaw’s annual base pay rate at the time of her death. “Annual base pay rate” shall mean an amount equal to twelve (12) times Dr. Shaw’s monthly rate of pay at the time of her death. Within thirty (30) days after her execution of this Supplemental Compensation

Agreement, Dr. Shaw shall provide to Duke’s Director of Benefits the name of the designated beneficiary to whom the amount due under the provisions of this paragraph shall be paid. In the event Dr. Shaw should not name a designated beneficiary or if the designated beneficiary should predecease Dr. Shaw, then the amount due under the provisions of this paragraph shall be paid to Dr. Shaw’s estate. The obligation on the part of Duke to make any payment under the terms of this paragraph shall cease upon Dr. Shaw’s leaving Duke’s employ. Any payment under the provision of this paragraph shall be in addition to any other payments to which Dr. Shaw’s designated beneficiary or estate might be entitled under the terms of Duke’s Retirement Cash Balance Plan and Executive Cash Balance Plan.

6. Except for those items outlined in paragraph 3, 4, and 5 of this Agreement, which are in addition to compensation which Dr. Shaw would otherwise receive as a Duke employee, Dr. Shaw shall be eligible for participation in and shall receive all benefits under any welfare benefit, savings, and retirement plans, practices, and programs provided by Duke, on a basis no less favorable than that generally applicable to her peers at the Company.

7. Any payments to which Dr. Shaw might be entitled under the terms of this Agreement shall be in addition to any payments to which she might be entitled under the Employment Agreement entered into between Dr. Shaw and Duke, dated November 24, 1996.

8. The purpose of this Agreement is to provide for supplemental compensation for Dr. Shaw. Nothing in this Agreement shall be construed to create a contract of employment between Duke and Dr. Shaw.

9. It is understood by Duke and Dr. Shaw that Duke’s obligations under this

Agreement shall be paid our of general Company assets and that this Supplemental Compensation Agreement shall be unfunded. It is further understood that Dr. Shaw shall not have any claims or rights to any payment under this Agreement which are superior to any claims or rights of any general creditor of the Company, nor may any rights under this Agreement be assigned.

10. Neither this Supplemental Compensation Agreement nor any provision thereof may be changed, amended, modified, waived, or discharged orally or by any course of dealing, except by an instrument in writing signed by the parties to the Agreement.

11. This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original.

This 17 day of June, 1997.

DUKE POWER COMPANY

/s/ William H. Grigg
By:	William H. Grigg Chairman and CEO

/s/ Ruth G. Shaw
Dr. Ruth G. Shaw

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Sarah T. Davis, a Notary Public for said County and State, do hereby certify that William H. Grigg personally came before me this day and acknowledged that he is Chairman and CEO of Duke Power Company and acknowledged, on behalf of Duke Power Company, the due execution of the Agreement and Release.

Witness my hand and official seal, this 17 day of June, 1997.

(Official Seal)	/s/ Sarah T. Davis
Notary Public My commission expires: 10/10/99

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I, Sarah T. Davis, a Notary Public for said County and State, do hereby certify that DR. RUTH G. SHAW personally appeared before me this day and acknowledged the due execution of the Agreement and Release.

Witness my hand and official seal, this 17 day of June, 1997.

(Official Seal)	/s/ Sarah T. Davis
Notary Public My commission expires: 10/10/99

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